Exhibit 99.1

QUARTERLY REPORT

May 15, 2009

TO: Member CEOs and CFOs

The Federal Home Loan Bank of Boston (the Bank) today filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission regarding its quarterly report on Form 10-Q for the period ending March 31, 2009. The Bank has delayed its filing in order to be responsive to guidance received by all of the Federal Home Loan Banks on April 28, 2009, and May 7, 2009, from their regulator, the Federal Housing Finance Agency, related to processes for determining other-than-temporary impairment and the early adoption of recently revised Financial Accounting Standards Board (FASB) rules. I encourage you to read today’s filing, which is available at www.sec.gov.

In the same filing, the Bank announced an estimated net loss of $83.4 million for the first quarter of 2009, compared with net income of $56.2 million for the same period in 2008. The loss was primarily driven by the other-than-temporary impairment of certain private-label mortgage-backed securities. However, the early adoption of FASB FSP FAS 115-2 and FAS 124-2 has significantly mitigated the negative impact of this loss on the Bank’s retained earnings. With the adoption of the new treatment, the credit-related (or economic) portion of fair-value losses, which is expected to total $126.9 million for the Bank, is reflected in retained earnings, with the remainder, an expected $767.7 million for the Bank, transferred to accumulated other comprehensive income. As a result, the Bank had $245.9 million in retained earnings at March 31, 2009, up from an accumulated deficit of $19.7 million at December 31, 2008.

Preliminary Financial Highlights

Total assets are expected to fall 4.9 percent to $76.4 billion at March 31, 2009, down from $80.4 billion at December 31, 2008. Advances are expected to decrease 13.2 percent to $49.4 billion at March 31, 2009, down from $56.9 billion at December 31, 2008, and represent 64.7 percent of total assets. Investments and short-term money-market instruments are expected to be $11.0 billion at March 31, 2009, down from $15.6 billion at December 31, 2008. Mortgage assets are expected to decrease to $4.1 billion at March 31, 2009, compared with $4.2 billion for December 31, 2008. Total capital is expected to fall 24.4 percent to $2.6 billion at March 31, 2009, compared with $3.4 billion at December 31, 2008. This expected decline reflects the cumulative impact on accumulated other comprehensive income of fair value declines associated with securities deemed to be other-than-temporarily impaired. Regulatory capital is expected to rise 7.7 percent to $3.9 billion at March 31, 2009, compared with $3.7 billion at December 31, 2008.

Net income for the first quarter of 2009 is expected to fall to a net loss of $83.4 million, compared with net income of $56.2 million for the same period in 2008. Net interest income is expected to be $57.1 million for the quarter ended March 31, 2009, compared with $96.5 million for the same period in 2008. This expected $39.4 million decrease is primarily attributable to a drop in average advances outstanding as well as significantly lower interest rates during the quarter ended March 31, 2009, as compared with the same period in 2008.

Moving Forward

While the adoption of the new FASB rules does allow us to present a more accurate picture of the anticipated credit losses on certain investments, it does not change the nature of the challenges facing the Bank and our industry. Continued volatility in the housing and capital markets has the potential to further erode the underlying credit quality of certain investments in the Bank’s portfolio, and that could result in additional losses. As such, the Bank remains focused on building retained earnings. Measures that were previously taken to shore up capital, including the moratorium on excess stock repurchases and the quarterly dividend payout suspension, remain in place at this time. Importantly, the Bank remains in compliance with its risk-based capital and minimum capital-to-assets leverage requirements, and we believe that continuing this course will enable the Bank to weather the current financial crisis and remain an important resource for the region for the long term.

We will notify you via e-mail when we have completed our quarterly report filing for the period ending March 31, 2009. Though we cannot predict when the Bank will be able to resume stock repurchases and dividend payouts, we can assure you of our unwavering commitment to our fundamental mission: providing reasonably priced credit to our members through a wide array of advances products. Should you have any questions regarding the Bank’s preliminary financial highlights, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9615). Thank you for your continued patience and support.

Regards,

M. Susan Elliott

Interim President and Chief Executive Officer

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Forward-Looking Statements

This letter includes forward-looking statements based on the Bank’s expectations as of the date hereof.  The words “has the potential,” “could result,” “are expected,” “we believe,” and similar statements are used in this notification to identify such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets.  The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.